Exhibit 99.1

Contact:
Emily Riley –	phone: 215.231.1035
email: emily.riley@radian.biz

Radian Announces Underwriters’ Exercise of Options

to Purchase Additional Securities

for Concurrent Offerings of Common Stock and

Convertible Senior Notes

PHILADELPHIA, February 27, 2013 — Radian Group Inc. (NYSE: RDN) today announced that the underwriters of its previously announced concurrent public offerings of common stock and convertible senior notes due 2019 have exercised in full their options to purchase an additional 5.1 million shares of common stock and an additional $50 million principal amount of notes from the Company at the public offering price, less underwriting discounts and commissions. As a result, the Company expects to issue a total of 39.1 million shares and $400 million principal amount of notes and to receive aggregate net proceeds, after underwriting discounts and commissions and estimated offering expenses, of approximately $299.5 million from the common stock offering and $389.8 million from the convertible senior notes offering. The offerings are expected to close on March 4, 2013, subject to customary closing conditions.

Morgan Stanley & Co. LLC and Goldman, Sachs & Co. have acted as joint book-running managers for the offerings, Dowling & Partners Securities, LLC, Keefe, Bruyette & Woods, Inc., Macquarie Capital (USA) Inc. and Wells Fargo Securities, LLC have acted as co-managers for the common stock offering and Keefe, Bruyette & Woods, Inc. has acted as co-manager for the convertible notes offering.

The shares and notes will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (the “SEC”) on Form S-3 and declared effective on August 20, 2012. The offerings are being made by means of a prospectus and related prospectus supplements. A copy of the prospectus supplement and the accompanying base prospectus for each of the offerings has been filed with the SEC and is available for free on the SEC’s website: http://www.sec.gov. Alternatively, copies may be obtained from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, by calling (866) 718-1649 or by emailing prospectus@morganstanley.com, and from Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, by calling (866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security of the Company, nor will there be any sale of any such security in any jurisdiction in which such offer, sale or solicitation would be unlawful. Each of the offerings may be made only by means of a prospectus supplement and accompanying base prospectus.

About Radian

Radian Group Inc., headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-down payment mortgages in the secondary market.

###